United States
Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2004

Hercules Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-00496	51-0023450

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Hercules Plaza
1313 North Market Street
Wilmington, Delaware 19894-0001

(Address of principal executive offices) (Zip Code)

(302) 594-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. OTHER EVENTS.

          The Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission describe the Company’s asbestos-related liabilities, and refer to litigation currently pending in Superior Court of Delaware, New Castle County, and to settlement discussions with the Company’s insurers (see Note 13 to the Company’s consolidated financial statements in the Form 10-K for the fiscal year ended December 31, 2003 and related disclosures in the Company’s subsequent Forms 10-Q).

          The Company has reached a comprehensive agreement, effective August 23, 2004, to settle the Company’s claims for insurance coverage for asbestos-related liabilities with respect to those insurance policies issued by certain underwriters at Lloyd’s, London, and reinsured by Equitas Limited and related entities (“Equitas”). While many of the specific terms of that settlement agreement are confidential, the settlement agreement generally provides for the payment of money to the Company in exchange for the release by the Company of past, present and future claims under those policies and the cancellation of those policies; agreement by the Company to indemnify the underwriters from any such claims asserted under those policies; and provisions addressing the impact on the settlement should federal asbestos reform legislation be enacted on or before January 3, 2007.

          Under the agreement, in the third quarter of 2004, Equitas will pay $30 million to the Company and will place $67 million into a trust. The trust funds may be used to reimburse the Company for a portion of costs it incurs in the future to resolve certain asbestos claims. The Company’s ability to use any of the trust funds is subject to specified confidential criteria, as well as limits on the amount that may be drawn from the trust in any one month. If federal asbestos reform legislation is enacted into law on or prior to January 3, 2007, under the agreement, the Company would be required to return any funds remaining in the trust to Equitas should certain criteria be met. If such legislation is not enacted by that date, any funds remaining in the trust will be available to the Company to pay asbestos-related liabilities or for other purposes.

          In addition, on August 24, 2004, the Company executed a confidential agreement in principle with many of its excess insurers whereby a significant portion of the costs incurred by the Company with respect to future asbestos product liability claims will be reimbursed to the Company, subject to those claims meeting certain criteria. This agreement in principle is subject to the terms and conditions of a confidential Settlement Agreement to be finalized and executed by the parties. Once final, this Settlement Agreement will provide a mechanism under which the costs incurred by the Company in connection with certain asbestos product liability claims will be allocated to certain insurance policies and policy periods, and portions of those costs will be reimbursed to the Company. While the obligations of the insurers under the Settlement Agreement will not commence until certain underlying limits of insurance are exhausted, which is not expected to occur for at least several years, if and when that exhaustion occurs, the Company believes that, based on the current status of its asbestos-related liabilities as described in more detail in its Form 10-K and other periodic SEC filings, this settlement, when combined with other settlements and/or judgments, should ultimately provide coverage for the majority of costs to be incurred by the Company in connection with asbestos product liability claims.

          Settlement discussions continue with the Company’s other excess insurers, and trial of the Company’s insurance coverage action is scheduled to commence on October 12, 2004.

          This Current Report on Form 8-K includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management’s current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: business performance, economic and competitive uncertainties, environmental and safety regulations and clean-up costs, legislative changes, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the adequacy of the funds obtained in the settlements, the outcome of settlement discussions with other excess insurers and the upcoming trial of the Company’s insurance coverage action, and the impact of increased accruals and reserves for such exposures. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. Additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission. Words or phrases such as “will likely result,” “are expected to,” “should provide,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions identify forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update except as may be required by law.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 24, 2004	By:	HERCULES INCORPORATED
/s/ Richard G. Dahlen
Richard G. Dahlen
Chief Legal Officer

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